UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
NEIL CHELO
ROBERT A. WOOD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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2

Western Investment LLC (“Western Investment”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of trustee nominees at the next meeting of shareholders (the “Annual Meeting”) of TS&W/Claymore Tax-Advantaged Balanced Fund (the “Fund”).  Western Investment has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of trustee nominees at the Annual Meeting.

Item 1:  On July 6, 2010, Western Investment delivered the following letter to shareholders:

ATTENTION FUND SHAREHOLDERS - YOUR TAXES ARE GOING UP ON YOUR FUND INVESTMENT

WESTERN INVESTMENT PROPOSES MANAGEMENT FEE REDUCTION

Dear Fellow Shareholder:

We are the largest shareholder of TS&W/Claymore Tax-Advantaged Balanced Fund (the “Fund”), owning approximately 6.7% of the Fund’s shares.  We are seeking your support on the GOLD proxy card FOR the election of TWO INDEPENDENT trustee nominees to the Fund’s Board of Trustees, and FOR our proposal to take the necessary steps to declassify the Board so that all trustees are reelected on an annual basis.

Western Investment specializes in investing in closed-end funds and has proven over many years to be an ethical activist investor for all shareholders.  We have taken a stance in connection with 32 issuers since 2004. All completed activism situations resulted in significant pro-shareholder action by issuers.  In every situation, the same result was available to all shareholders.  We did not benefit in any way except as a shareholder, we have never accepted any fees nor did we accept “greenmail” or participate in any transaction not available to all other shareholders.  We are proud of our public record and proud of the role we have played in creating value for shareholders.  We encourage you to visit www.fixmyfund.com for more information concerning our record in obtaining significant pro-shareholder actions.

WHY DOES THE BOARD CONTINUE TO FAIL TO ACT IN THE
 BEST INTERESTS OF SHAREHOLDERS?

Failure: The Board has offered no plan for shareholders in light of the expiration of tax cuts relating to dividend income.

Tax rates are scheduled to rise sharply in 2011.  For a fund that “seeks to achieve its objective by investing in a pool of assets that generate income that is either exempt from regular federal income tax or qualifies for federal income taxation at long-term capital gains rates,” the rise in rates is a big deal and requires reconsideration of the Fund’s investment strategy.

No Board Solution: The Board has offered no solution to shareholders.  In fact, the Board has said NOTHING about this crucial issue.  Why?  We believe the Board’s silence demonstrates a failure to communicate honestly with shareholders.

Failure: The Board has permitted dangerously excessive amounts of leverage that increased fees not performance.  Western Investment proposes a fee reduction.

At the end of 2008, the Fund was dangerously over-leveraged, nearing its permissible leverage limits.  After the markets tanked in early 2009, the Fund was forced to redeem its preferred shares and consequently sell assets at the bottom of the market in order to fund the redemptions.  Was the Board not aware that the Fund was on the edge of its leverage limits well before the market bottomed?  Why didn’t the Board take preemptive action?  Why does the Fund charge a full management fee on leverage despite the fact that shareholders also shoulder the burden of the financing costs associated with such leverage?  Frankly, this Board seems to make fee maximization its top priority, consistent with its failure to make accretive repurchases of shares in the open market.

Western Investment Solution: We propose the elimination of the management fee on the leveraged portion of the portfolio as it is both excessive compensation and an inducement to take excessive risk.  Eliminating this fee would save shareholders $735,000 per year and eliminate an incentive to excessive risk taking.  Claymore should not be rewarded for excessive risk taking.

Failure: The Fund has been plagued by a persistent and significant discount to its per share net asset value, or NAV, since inception, penalizing shareholders while rewarding management by maintaining fees.

The Fund’s discount has been as high as 31.8%.  When compared with 254 publicly traded US municipal bond closed-end funds registered with the Securities and Exchange Commission, the Fund is the absolute worst in terms of discount to NAV.  The Fund is required to hold more than 50% of its portfolio in municipal securities.

No Board Solution: Again and again this Board talks about protecting shareholders and improving value, yet takes no action:

•
From the Fund’s prospectus: “If the Common Shares were to trade at a substantial discount to net asset value for an extended period of time, the Board of Trustees may consider the repurchase of its Common Shares on the open market or in private transactions.”

•
From the Fund’s 2008 Annual Report: “In an effort to enhance shareholder value, the Fund announced on January 2, 2009, the adoption of an open-market share repurchase plan authorizing the purchase of up to 5% of its outstanding common shares in the open market on a quarterly basis…”

•
And again in the Fund’s 2009 Annual Report: “In an effort to enhance shareholder value, the Fund announced on January 2, 2009, the adoption of an open-market share repurchase plan authorizing the purchase of up to 5% of its outstanding common shares in the open market on a quarterly basis…”

DESPITE THESE IMPLICIT PROMISES TO ACT, TO OUR KNOWLEDGE, THIS BOARD HAS NOT REPURCHASED A SINGLE SHARE TO ADDRESS THE PERSISTENT AND HARMFUL DISCOUNT.  WHY IS THIS BOARD ENGAGING IN A PATTERN OF DECEPTION?

It is not for lack of available solutions.  At the very least the Board could propose shedding the equity security portion of the Fund’s portfolio, increasing the tax-free portion of the Fund’s dividend and conducting periodic tender-offers and/or accretive and aggressive open-market repurchases of the Fund’s shares or converting the Fund into a municipal bond ETF.

DO NOT BE FOOLED!  ACCRETIVE SHARE REPURCHASES ARE AN EFFECTIVE WAY TO REDUCE THE DISCOUNT!

Accretive share repurchases have a proven record of success.  For example, the Putnam closed-end funds had been plagued by persistent significant discounts to NAV.  In response, Putnam agreed to commit to share repurchases to decrease the NAV discount. According to a recently published press release, currently posted at www.fixmyfund.com, fund returns were increased by as much as 24% through repurchases.  Why has this Board not taken similar action?

Failure: This Board continues to disregard recommended corporate governance best practices.

Western Investment Solution: Western Investment has proposed that the Board take the necessary steps to declassify the Board so that all trustees are elected on an annual basis.  Egan-Jones Proxy Services, Glass, Lewis & Co. and RiskMetrics Group, three of the leading proxy advisory firms, in addition to The Council of Institutional Investors, a nonpartisan, not-for-profit association of public, labor and corporate employee benefit funds with assets exceeding $3 trillion and a leading advocate for improving corporate governance standards and strengthening investor rights, all recommend that all members of a board of directors or trustees be elected annually.  RiskMetrics Group has even been retained by the Fund to provide proxy voting guidelines on the Fund’s behalf.  Yet the Fund has determined that shareholders somehow benefit from a classified board.  We wonder, are shareholders truly being served by a Board that spends shareholder money to engage a proxy advisory firm, only to ultimately ignore the firm’s recommendation?  Whose interests does a classified board serve?

THIS BOARD HAS IGNORED THE PLIGHT OF SHAREHOLDERS FOR TOO LONG.

SERIOUS ACTION IS NEEDED NOW!

We urge you to vote the GOLD proxy today by following the simple instructions for telephone or internet voting on the GOLD proxy card.  Alternatively, you can sign date and return your GOLD proxy in the postage paid envelope provided.

If you have any questions or require assistance in voting, please contact our proxy solicitor at the numbers given on the following page.  Thank you for your support.

Regards,

Arthur D. Lipson

If you have any questions or need assistance voting your Shares, please call:
InvestorCom, Inc.
65 Locust Avenue, Third Floor
New Canaan, Connecticut 06840

Shareholders Call Toll-Free at: (877) 972-0090
Banks and Brokers Call Collect at: (203) 972-9300

You may also contact Western Investment LLC via email at
info@fixmyfund.com